Exhibit 99.1

                Antigenics Reports Second Quarter 2007
                          Financial Results

                       Conference Call to Follow


    NEW YORK--(BUSINESS WIRE)--Aug. 2, 2007--Antigenics Inc. (NASDAQ:
AGEN) reported results today for the quarter ended June 30, 2007. The company incurred a net loss attributable to common stockholders of $10.1 million, or $0.22 per share, basic and diluted, for the second quarter of 2007, compared with a net loss attributable to common stockholders in the second quarter of 2006 of $14.3 million, or $0.31 per share, basic and diluted. The decreased loss reflects, among other things, increased revenues and the company's efforts to control costs in order to maintain a low rate of cash burn. Antigenics incurred research and development costs of $6.1 million for the quarter ended June 30, 2007, compared with $7.9 million for the quarter ended June 30, 2006. General and administrative expenses decreased to $4.4 million in the quarter ended June 30, 2007, from $5.4 million in the comparable period last year. Cash, cash equivalents and short-term investments amounted to $25.4 million as of June 30, 2007.

    "In June we completed a landmark event for Antigenics: the filing for approval of Oncophage for kidney cancer patients in Russia," said Garo H. Armen, PhD, chairman and CEO of Antigenics. "Meanwhile, our licensees have continued to move forward rapidly with their vaccines containing QS-21, as this quarter saw advancements in vaccines for lung cancer, Alzheimer's disease and influenza."

    Corporate Update

    -- Antigenics has submitted an application for marketing authorization with the Russian Ministry of Public Health for the use of Oncophage(R) (vitespen) in the treatment of nonmetastatic renal cell carcinoma patients (RCC, the most common type of kidney cancer) at intermediate-risk of recurrence. The company plans to also discuss the data with regulatory authorities in other territories.

    -- Follow-up data from the company's Phase 3 study of Oncophage cancer vaccine in RCC indicated an improvement in recurrence-free survival (RFS) of approximately 45 percent (P less than 0.01; hazard ratio = 0.55) in the intermediate-risk patient population (n = 362).

    -- Improved overall survival, the secondary endpoint, was also observed in the intermediate-risk patient population. While not statistically significant, these data reflect an additional 17 months of maturity. Since the initial data cut-off in November 2005, one additional patient had died in the Oncophage arm versus 13 patients in the observation arm, bringing the total reported deaths to 15 patients (8.2 percent) in the Oncophage arm compared with 25 deaths (14.0 percent) in the observation arm.

    -- The updated data from the Phase 3 study in nonmetastatic RCC were presented at the annual meetings of the American
        Urological Association and Canadian Urological Association in May and June, respectively.

    -- The investigator sponsoring the ongoing Phase 1/2 study of Oncophage in recurrent glioma plans to submit data for publication in a peer-reviewed journal and present additional data from the trial at upcoming scientific conferences.

    -- GlaxoSmithKline (GSK) announced the advancement of its MAGE-A3 Antigen-Specific Cancer Immunotherapeutic, which is combined with a proprietary adjuvant system containing Antigenics' QS-21 Stimulon(R) vaccine adjuvant, into the largest Phase 3 clinical trial ever conducted in non-small cell lung cancer.

    -- A $2-million payment from GSK will be payable to Antigenics in the third quarter of 2007 pursuant to a binding letter of intent executed in July. This initial payment, as well as additional payments totaling $5.25 million over five years, are consideration for Antigenics' acceleration of GSK's QS-21 manufacturing rights previously granted in July 2006. All of GSK's previous royalty obligations to Antigenics will remain the same.

    -- A $1-million milestone payment from Elan is payable to Antigenics related to the initiation of a Phase 2 study of Elan's Alzheimer's disease vaccine that contains QS-21. The National Institute on Aging estimates that about 4.5 million Americans currently live with the disease - a number that could reach 13.2 million by 2050.

    -- A $100,000 milestone payment is payable from Acambis to Antigenics related to Acambis' initiation of a Phase 1 clinical study of its M2e-based universal flu vaccine containing QS-21. The M2e antigen is intended to confer protective immunity against all 'A' strains of influenza, seasonal and pandemic, as opposed to current vaccines that are reformulated annually. Influenza is the single largest vaccine market, with an estimated 1 billion cases and 300,000 to 500,000 deaths worldwide each year.

    -- In total, there are more than 20 vaccines containing QS-21 under development by Antigenics' QS-21 licensees. Antigenics generally receives manufacturing fees for the supply of QS-21 for clinical development and commercial sale, payments upon the achievement of certain milestones, and royalties on net sales for a period of at least 10 years after first commercial sale.

    --  In June, Antigenics announced the appointment of John
        Hatsopoulos to its board of directors. Mr. Hatsopoulos brings significant financial and operational expertise to the company's board.

    Conference Call Information

    Antigenics executives will host a conference call at 11:00 a.m. ET today. To access the live call, dial 888.271.9082 (domestic) or
706.679.7741 (international); the access code is 5896425. The call will also be webcast and will be accessible from the company's website at www.antigenics.com/webcast/. A replay will be available approximately two hours after the call through midnight ET on August 16, 2007. The replay number is 800.642.1687 (domestic) or 706.645.9291
(international), and the access code is 5896425. The replay will also be available on the company's website approximately two hours after the live call.

    About Antigenics

    Antigenics (NASDAQ: AGEN) is a biotechnology company working to develop treatments for cancers and infectious diseases. The company's investigational product portfolio includes Oncophage(R) (vitespen), a patient-specific therapeutic cancer vaccine being evaluated in several indications; Aroplatin(TM) (L-NDDP), a liposomal, third-generation platinum chemotherapeutic; AG-707, a therapeutic vaccine for the treatment of genital herpes; and QS-21, an adjuvant used in numerous vaccines under development by Antigenics' collaborative partners. For more information, please visit www.antigenics.com.

    This press release contains forward-looking statements, including, but not limited to, statements regarding the potential clinical benefit of Oncophage in kidney cancer based on a subgroup analysis; activities and potential strategies for pursuing marketing registration for Oncophage; the publication of data; present and future clinical trials using QS-21; the future development of products using QS-21 by Antigenics' licensees; the future payment of milestone payments and royalties in connection with the development and commercialization of QS-21; and the expertise of the company's board of directors. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, decisions by regulatory authorities; the ability to raise capital and finance future development of Oncophage; Antigenics' dependence on its collaborative partners such as GSK to successfully develop and commercialize products containing QS-21; the scientific risk associated with the development of vaccines; the competitive risk that other sources of competitive adjuvants could become available; difficulties and delays in manufacturing QS-21; and the factors described under Factors That May Impact Future Results in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of Antigenics' Form 10-Q as filed with the Securities and Exchange Commission on May 10, 2007. Antigenics cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this document, and Antigenics undertakes no obligation to update or revise the statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Antigenics' business is subject to substantial risks and uncertainties, including those identified above. When evaluating Antigenics' business and securities, investors should give careful consideration to these risks and uncertainties.



         Summary Condensed Consolidated Financial Information

         Condensed Consolidated Statements of Operations Data
                (in thousands, except per share data)
                             (unaudited)

                               Three months ended   Six months ended
                                     June 30,            June 30,
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------

Revenue                        $  1,444  $     96  $  3,796  $    156

Operating expenses:
Research and development          6,051     7,866    12,013    16,376
General and administrative        4,397     5,407     8,731    11,283
Restructuring costs                   -       645         -     1,374

                               --------- --------- --------- ---------
Operating loss                   (9,004)  (13,822)  (16,948)  (28,877)

Other expense, net                 (848)     (266)   (1,601)     (445)

                               --------- --------- --------- ---------
Net loss                         (9,852)  (14,088)  (18,549)  (29,322)

Dividends on Series A
 convertible preferred stock       (198)     (198)     (395)     (395)

                               --------- --------- --------- ---------
Net loss attributable to common
 stockholders                  $(10,050) $(14,286) $(18,944) $(29,717)
                               ========= ========= ========= =========

Per common share data, basic and
 diluted:
Net loss attributable to common
 stockholders                  $  (0.22) $  (0.31) $  (0.41) $  (0.65)
                               ========= ========= ========= =========
Weighted average number of
 common shares outstanding,
 basic and diluted               45,982    45,858    45,972    45,801
                               ========= ========= ========= =========




              Condensed Consolidated Balance Sheet Data
                            (in thousands)
                             (unaudited)

                                       June 30, 2007 December 31, 2006
                                       ------------- -----------------

Cash, cash equivalents, and short-term
 investments                               $ 25,438          $ 40,095
Total assets                                 55,236            72,952
Total stockholders' deficit                 (34,507)          (17,393)



    CONTACT: Antigenics Inc.
             Investor Relations
             Robert Anstey, 800-962-2436
             ir@antigenics.com
             or
             Corporate Communications
             Sunny Uberoi, 212-994-8206
             suberoi@antigenics.com